Exhibit 10.1

AMENDMENT NO. 3 TO OPTION AGREEMENT

This AMENDMENT NO. 3 TO OPTION AGREEMENT (the “Third Amendment”), dated March 27, 2015,(the “Third Amendment Effective Date”), amends that certain Option Agreement dated October 27, 2014 (the “Original Agreement”) as amended by the First Amendment to the Option Agreement dated January 5, 2015 (the “First Amendment”) and by the Second Amendment to the Option Agreement dated February 6th, 2015 (the “Second Amendment” and together with the Original Agreement and First Amendment, and the Second Amendment the “Option Agreement”) between Amarantus Bioscience Holdings, Inc., a Nevada corporation (“Amarantus”) and Lonza Walkersville, Inc., a Delaware corporation (“Lonza”). The parties identified above are sometimes hereinafter individually referred to as a “Party” and collectively as the “Parties.” Capitalized terms not defined herein shall have the meanings assigned to them in the Option Agreement.

RECITALS

WHEREAS, upon the terms and subject to the conditions contain herein, Lonza and Amarantus have agreed to further amend the Option Agreement;

NOW THEREFORE, in consideration for the mutual covenants, agreements and representations and warranties contained herein and the Option Agreement, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I -- Amendment

1.	The second to last sentence of Paragraph (c) of the First Amendment, as amended by the Second Amendment, shall be deleted in its entirety.

2.	Paragraph (d) of the First Amendment, as amended by Paragraph 2 of the Second Amendment shall be amended to read, in its entirety, as follows:

“(d) Extension of Option Period. The Option Period as defined in Section 1.1 of the Option Agreement is extended, upon payment of $400,000 of the additional consideration set forth in (c) above, through February 28, 2015 and may be further extended, upon payment of an additional $300,000 of the additional consideration set forth in (c) above, through March 31, 2015. The Option Period may be further extended on a month-by-month basis until August 31, 2015, upon payment of additional consideration, payable as follows: $350,000 on March 31st, 2015, $400,000 on April 30th, 2015, $600,000 on May 31st, 2015, $600,000 on June 30, 2015, and $600,000 on July 31, 2015. If Amarantus exercises the Option prior to any payment becoming due, then that payment shall not be required to be paid.”

3.	In addition to the consideration already paid under the Original Agreement, the First Amendment and the Second Amendment, Amarantus shall assist with the project management of the Engineered Skin Substitute Walkersville (“ESS-W”) program and Lonza shall provide access to certain documents related to obtaining approval of an Institutional Review Board (“IRB”) at the clinical site(s).

4.	If (i) for any reason or no reason Amarantus does not exercise the Option by August 31, 2015, or (ii) Lonza has terminated the Option Agreement because of Amarantus’s failure to make any payment due under paragraph 2 of this Third Amendment within five (5) business days of any such payment becoming due or (iii) Lonza has terminated the Option Agreement under Section 6 below, then, in any such instance, Amarantus will pay to Lonza a break-up fee of one million dollars ($1,000,000) (the “Break-up Fee”) payable within thirty (30) days after such termination is effective.

5.	Prior to any and all communications, oral or written, to third parties including, but not limited to, those parties listed on Exhibit A or to any potential sublicensees or government agencies, in each case with respect to or otherwise relating to the Company, Lonza, and/or the ESS-W program, made by or on behalf of Amarantus relating to the Company, Lonza, and/or ESS-W, Amarantus shall request Lonza’s written approval of each such communication, which approval may be withheld in Lonza’s sole discretion. Neither Amarantus nor any of its representatives shall make any such communications without Lonza’s prior written approval. For clarity, the restrictions in the previous sentence shall not apply to communications made by Amarantus with (i) Amarantus’ current and potential investors (provided such investors are not potential sublicensees), or (ii) any investment bankers or investment banking analysts; provided, however, in each case such disclosures are either (A) subject to written confidentiality obligations at least as stringent as those set forth in the LOI or (B) limited in scope to information approved in writing for communication by Lonza. With respect to subsection (B) in the previous sentence, Amarantus will prepare a frequently asked questions document (including answers) (the “FAQ”) for communication with current or potential investors, which once approved in writing by Lonza can be communicated and discussed with such investors. If Amarantus desires to communicate with such investors information not specifically approved in the FAQ, Amarantus will request Lonza’s written approval before such communication or refer the investor to David Smith at Lonza. If Amarantus breaches the obligations set forth herein, Lonza may immediately terminate the Option Agreement upon written notice to Amarantus. In addition to the foregoing, Amarantus shall indemnify Lonza and its affiliates, and their respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with any and all liability suits, investigations, claims or demands (collectively, “Losses”) to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a third party arising out of any breach of the obligations set forth in this Section 5.

All other terms not identified herein shall remain unchanged.

IN WITNESS WHEREOF, each of the Parties hereto has executed this Second Amendment as of the day and year first above written.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

By:	/s/ Robert E. Farrell
Name: Robert E. Farrell
Title: Chief Financial Officer

LONZA WALKERSVILLE, INC.

By:	/s/ David W. Smith
Name: David W. Smith
Title: VP Global Business Development